EXHIBIT 99.1



         IMPERIAL CREDIT INDUSTRIES, INC. AND IMPERIAL CREDIT COMMERCIAL
               MORTGAGE INVESTMENT CORP. ANNOUNCE MERGER AGREEMENT

Los Angeles, California, July 22, 1999. Imperial Credit Commercial Mortgage Investment Corp. (Nasdaq: ICMI) and Imperial Credit Industries, Inc. (Nasdaq:
ICII) announced today that they have entered into a definitive agreement under which ICII will acquire all of the outstanding shares of ICCMIC (other than shares already owned by it and certain of its affiliates and subsidiaries) for a cash purchase price of $11.50 per share, subject to increase under certain circumstances. The purchase price reflects a 16.5% premium to ICCMIC's closing price of $9.875 on May 12, 1999, the day before ICII publicly announced its initial proposal to acquire ICCMIC. Completion of the merger is conditioned on, among other things, the approval of the holders of at least a majority of the outstanding shares of ICCMIC common stock held by holders other than ICII and certain of its subsidiaries and affiliates.

ICII and certain of its subsidiaries and affiliates currently own approximately 2,790,053 shares of ICCMIC common stock, constituting approximately 9.8% of the outstanding shares. ICCMIC's manager, Imperial Credit Commercial Asset Management Corp., is a wholly owned subsidiary of ICII.

The merger agreement provides for the prompt appraisal of the termination amount payable in certain circumstances by ICCMIC under the management agreement with Imperial Credit Commercial Asset Management Corp. If the appraised value of the termination amount is less than $35 million, ICII has agreed to increase the merger consideration payable to holders of ICCMIC shares (other than ICII and its subsidiaries) by the amount by which $35 million exceeds the appraised value. ICII will not receive any payment from ICCMIC as a result of the termination of the management agreement upon the closing of the merger transaction between ICCMIC and ICII. In addition, in the event the merger agreement is terminated (other than as a result of a default by ICCMIC), the management agreement will terminate no later than October 22, 1999 and Imperial Credit Commercial Asset Management Corp. will accept the lesser of $35 million and the appraised value of the termination amount as payment in full of the termination amount.

The merger agreement contemplates that ICCMIC will, during the 60 days following the appointment of the appraisal firm to be engaged to appraise the management agreement, solicit and explore alternative transactions which would provide its stockholders with a more favorable alternative to the ICII merger. During this 60-day period, ICCMIC may terminate the Merger Agreement in favor of a superior proposal. In the event of such a termination, ICCMIC will be obligated to reimburse ICII for certain of its expenses incurred in connection with the proposed merger, not to exceed $2 million.

The merger agreement also provides that ICII will purchase certain remaining mortgage loans previously acquired by ICCMIC from Southern Pacific Bank and not previously repurchased by Southern Pacific Bank. Separately, ICII's affiliate, Franchise Mortgage Acceptance Company



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(Nasdaq: FMAX), is expected to repurchase certain mortgage loans previously acquired by ICCMIC from Franchise Mortgage Acceptance Company.

Unless the merger agreement is terminated for a superior proposal, the transaction is expected to be completed during the fourth quarter of 1999. Prudential Securities Incorporated is serving as financial advisor to the special committee of the Board of ICCMIC initially formed to deal with ICII's unsolicited offer, and Friedman, Billings, Ramsey & Co., Inc. is serving as financial advisor to ICII.

Joseph Jaconi, Chairman of the special committee, stated: "We are gratified that ICCMIC stockholders will have the opportunity to achieve immediate liquidity for their investment in ICCMIC through ICII's $11.50 per share cash transaction, with the possible upside from either additional consideration to be paid by ICII in connection with the appraisal of ICCMIC's management agreement or a superior proposal."

ICCMIC is a publicly traded real estate investment trust that invests primarily in multifamily and commercial mortgage loans, real property and commercial mortgage-backed securities.

ICII, a diversified financial services holding company, was formed in 1991 and is headquartered in Torrance, California. ICII's major business activities are conducted through its five wholly owned subsidiaries: Southern Pacific Bank, Imperial Business Credit, Inc., Imperial Credit Advisors, Inc., Imperial Credit Commercial Asset Management Corp. and Statewide Documentation, Inc. ICII's majority owned subsidiary is Imperial Capital Group, LLC (approximately 60% ownership). ICII's significant equity investment is Franchise Mortgage Acceptance Company (38.3% ownership) (Nasdaq: FMAX). ICII, its subsidiaries and affiliates, offer a wide variety of financial services, investment products, and asset management services.

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by use of forward-looking terminology, such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. ICCMIC's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors, including, but not limited to, changes in national, regional or local economic environments, competitive products and pricing, governmental fiscal and monetary policies, changes in prevailing interest rates, the course of negotiations, the fulfillment of contractual conditions, factors inherent in the valuation and pricing of interests in commercial mortgage-backed securities, other factors generally understood to affect the real estate acquisition, mortgage and leasing markets and security investments, and the other risks detailed in ICCMIC's Registration Statement on Form S-11, as amended, filed with the Securities and Exchange Commission (the "SEC"), periodic reports on Forms 10-Q, 8-K and 10-K and any amendments with respect thereto filed with the SEC and other filings made by ICCMIC with the SEC.




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For further information contact: Michael Meltzer, Chief Financial Officer of
ICCMIC at (310) 231-5906 or Kevin E. Villani of ICII at (310) 791-8027.